UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 20, 2008

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2207 Bridgepointe Parkway, Suite 250, San Mateo, California		94404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 532-2400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on March 7, 2008, the directors of Glu Mobile Inc., a Delaware corporation ("Glu"), announced that all of the conditions of its recommended cash tender offer (the "Offer") for all of the outstanding shares of Superscape Group plc ("Superscape") had been satisfied or waived, and the Offer had been declared unconditional in all respects. On March 20, 2008, Glu announced that it had received valid acceptances representing approximately 92.97% of the issued share capital of Superscape. Accordingly, Glu’s directors decided that the Offer would close at 3:00 p.m. GMT on March 21, 2008 and would not be capable of acceptance after 3:00 p.m. GMT on March 21, 2008.

As such, as soon as reasonably practicable, Glu will apply the provisions of sections 979 to 991 (inclusive) of the Companies Act 2006 to acquire compulsorily all remaining Superscape shares on the same terms as the tender offer. Superscape shareholders who have not made an application to court under section 986 of the Companies Act 2006 within six weeks from the date of the formal notice will have their Superscape shares transferred to Glu pursuant to the compulsory acquisition procedure under Companies Act 2006.

Settlement of the consideration due under the Offer will be effected on or before April 4, 2008 for Superscape shareholders who have already validly accepted the Offer.

Glu has applied to the UK Listing Authority for the cancellation of listing of Superscape shares on the Official List and to the London Stock Exchange for cancellation of admission to trading of the Superscape shares on its market for listed securities, in each case to take effect on April 8, 2008. Glu also intends to apply for the re-registration of Superscape as a private limited company under the relevant provisions of the Companies Act 2006.

The foregoing description is qualified in its entirety by reference to the full text of the Announcement of Compulsory Acquisition of Remaining Superscape Shares, a copy of which is filed as Exhibit 2.01 to this report and is incorporated into this Item 2.01 by reference, and to the full text of the Offer Document dated January 25, 2008, a copy of which was filed as Exhibit 2.01 to a Form 8-K filed by Glu on January 25, 2008.

Item 8.01 Other Events.

On March 24, 2008, Glu Mobile Inc. ("Glu") issued a press release updating its guidance for the first quarter ended March 31, 2007 to include Glu’s recent acquisition of Superscape Group plc and reporting the continuation of sales of certain Hasbro classic titles through March 31, 2008, a later date than previously expected. A copy of the press release is attached as Exhibit 99.01 to this Current Report on Form 8-K.

The outlook included in the March 24, 2008 press release constitutes forward looking statements. Actual results may be materially different than those forecast and are affected by many factors, such as consumer demand for mobile entertainment; carriers’ and distributors’ marketing to consumers; carriers’ maintaining their networks and provisioning systems to enable consumer purchases; the loss of key carrier customers; the risks relating to the integration of the business of Superscape including unforeseen operating difficulties and expenditures arising from such acquisition; employee retention; development delays on Glu’s products; competition in the industry; changes in foreign exchange rates; Glu’s effective tax rate and other factors detailed in Glu’s SEC filings. This list is not exhaustive of the factors that may affect the forward looking information. These and other factors should be considered carefully and undue reliance should not be placed on such forward looking information. Please refer to Glu’s most recent Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission for a list of the risk factors that may affect Glu’s results and operations at www.glu.com or www.sec.gov.

The information included in the press release filed as Exhibit 99.01 to this Current Report, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in the accompanying press release filed as Exhibit 99.01 shall not be incorporated by reference into any registration statement or other document filed by Glu with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.01 Announcement of Compulsory Acquisition of Remaining Superscape Shares issued by Glu Mobile on March 20, 2008

99.01 Press release issued by Glu Mobile Inc., dated March 24, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

March 24, 2008	By:	/s/ Albert A. Pimentel

Name: Albert A. Pimentel
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.01	Announcement of Compulsory Acquisition of Remaining Superscape Shares issued by Glu Mobile on March 20, 2008
99.01	Press release issued by Glu Mobile Inc., dated March 24, 2008.